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                                                                    Exhibit 2.02

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                                    AGREEMENT

      INTELLECTUAL PROPERTY TRANSFER AGREEMENT made and entered into as of February 26, 1999, between AVE, Incorporated, a Colorado corporation, (hereinafter "AVE"); and Zenith Technology, Inc. (a wholly owned subsidiary of Prime Companies, Inc.), a Nevada corporation having principal offices at 155 Montgomery St., Ste. 406, San Francisco, CA 94104, (hereinafter "Zenith").

                                   WITNESSETH

      Whereas AVE represents that it is the owner of certain intellectual property, goodwill, and other rights which exist in various forms, as may exist in its relationship with NASA (hereinafter "Intellectual Property"),

      Whereas Zenith desires to develop, manufacture, market, and sell devices based on or relating to the Intellectual Property,

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      Now, therefore, it is agreed as follows:

      1. CONVEYANCE. AVE grants to Zenith the exclusive, unlimited, irrevocable, worldwide right and usage, with the right to grant usage to third parties, under Patents (hereinafter defined) and under Information (hereinafter defined) to manufacture, have manufactured, use, market, have marketed, sell and have sold devices based on or relating to the Intellectual Property. The exclusive right and usage herein granted shall apply to all Intellectual Property, improvements, patent applications and letters patent, which AVE now owns or controls, or hereafter may own or control, and which relate to the Intellectual Property, and to all information and documents, which AVE now owns or controls, or hereafter may own or control, and which relate to the Intellectual Property (hereinafter "Information").

      2.  REPRESENTATIONS OF AVE. AVE represents the following:

       (a) that the Intellectual Property is secret and has not been revealed to anyone, except AVE's patent attorney;

       (b) that AVE is the exclusive owner (per the original NASA Agreement) of all rights to the Intellectual Property, Patents and Information, has the right to grant this exclusive usage, and has not granted to any other person, firm, or corporation any right, usage, shop right, or privilege thereunder;

       (c) that AVE has at no time filed, or caused to be filed, patent applications, or obtained in its name, or caused to be obtained in the name of others, any letters patent in the United States or elsewhere,

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based on or relating to the Intellectual Property, Information or devices or methods similar to the Intellectual Property.

      3. PATENT ASSISTANCE AND RELATED INFORMATION. AVE shall furnish to Zenith, its nominees or patent attorneys, all information and documents relating to the Intellectual Property which are necessary to prosecute patent applications.

      4. INFORMATION. AVE shall furnish to Zenith, or its nominees, all Information required by Zenith to commercialize and exploit the Intellectual Property. AVE shall not reveal the Intellectual Property or any Information to any other person without the approval of Zenith.

      5. PATENTS. All letters patent issued on improvements to the Intellectual Property conceived or reduced to practice during the term of this Agreement shall be the exclusive property of Zenith. AVE shall promptly prepare, file, and prosecute, in the name of AVE, and at AVE's expense, patents, and applications for letters patent throughout the world for all improvements made by AVE during the term of this Agreement or hereafter made by Zenith or sub-usagees. AVE shall, without further consideration, at the request of Zenith, do all acts necessary for obtaining, sustaining, reissuing, extending, defending and enforcing Patents and any letters patent based on such improvements to the Intellectual Properties and shall give testimony and otherwise provide evidence as may be deemed necessary by Zenith.

      6.  CONSIDERATION. Zenith Technology, Inc., (Zenith) shall deliver

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to AVE common shares of Prime Companies, Inc. (OTC.BB:PRMC) having a total value of $ 50,000.00, issued as fully paid, non-assessable and restricted stock, to be delivered within 30 days of the execution of this Agreement. The actual number of shares will be determined by the average between bid and asked price, as listed on the Over the Counter Market Exchange, on the close of trading February 25, 1999. The stock will include piggyback registration rights, and be included in the upcoming registration statement filed with the Securities and Exchange Commission.

      7.  COVENANTS OF ZENITH. Zenith covenants as follows:

       (a) Zenith shall in good faith conduct all manufacturing, marketing and promotion of devices based on the Intellectual Property.

      8. TERM. This Agreement and the rights and usage granted hereunder shall continue in perpetuity.

      9. INFRINGEMENT. AVE shall defend, at its own expense, all infringement suits that may be brought against Zenith or its assignees based on or related to the manufacture, use, or sale of the devices based on or using the Patents or Information. In the event any information is brought to the attention of AVE that others without benefit of usage are infringing any of the rights granted pursuant to this Agreement, AVE shall, at its own expense, diligently prosecute all such infringers. In any of the foregoing suits, Zenith may, at Zenith's expense, be represented by counsel of its own choice.

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      10. NOTICE. Any notice required under this Agreement shall be addressed as follows:

          Zenith Technology, Inc.
          155 Montgomery St., Ste. 406
          San Francisco, CA 94104

          AVE, Incorporated
          45 Breamore Court, Suite 100
          Castle Rock CO 80104

      11. ASSIGNMENT. AVE shall not have the right to assign this Agreement or any rights granted to AVE hereunder without the prior written consent of Zenith. This Agreement and the rights and usage granted to Zenith hereunder may be assigned to a successor in interest of the entire or of a substantial portion of the business of Zenith.

      12. ARBITRATION. Any dispute arising out of or related to this Agreement shall be settled by arbitration in San Francisco, California, pursuant to the rules and procedures of the American Arbitration Association.

In witness whereof the parties have executed this Agreement.

AVE, Incorporated
By:    /s/ R. Gene Klawetter
      --------------------------------
Title:      President
          --------------------------------
Date:     February 26, 1999
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Zenith Technology, Inc.
By:    /s/ Irving Pfeffer
      --------------------------------
Title:     Chairman
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Date:  February 26, 1999
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